Exhibit 99.1

Sierra Pacific Power’s Deferred Energy Filing
Requests No Further Change in Electric Rates

     Reno, Nev. — Sierra Pacific Power Company today made its mandatory annual deferred energy filing with the Public Utilities Commission of Nevada (PUCN) which does not request any further increase in customer rates. The filing was made in conjunction with a filing to recover the costs of energy conservation programs, known as G.O. 43. Sierra Pacific Power Company is a wholly owned subsidiary of Sierra Pacific Resources (NYSE:SRP).

     “As we indicated during our general rate case filing in December, we are requesting no further net increases with our deferred energy filing made today,” said Jeff Ceccarelli, President of Sierra Pacific Power Co. “We have worked tirelessly to mitigate rate impacts to our customers and stabilize electric prices. Today’s filing is a result of less volatility in the energy markets and the diligent work of Sierra Pacific employees to keep costs low.”

     Each year the company must make a deferred energy filing with the PUCN to recover costs of fuel and power purchased on behalf of its customers, as well as recovery of the costs of energy conservation programs. Today the company filed to recover $44.6 million for both filings over three years, with $10.5 million requested to go into effect June 1, 2004. This increase would be offset by an equal decrease in rates that had been agreed to in 2003, resulting in no net changes in rates to customers, other than those previously filed.

     As previously announced, Sierra Pacific made its mandatory general rate filing with the PUCN on December 1, 2003, proposing an overall increase in customer rates of approximately 9.7 percent, or $8.65 per month for the typical residential customer. A decision by the PUCN on this general rate request is expected on June 1, 2004. Hearings on today’s deferred energy filing are expected to be set by the PUCN for sometime this spring. The company has requested a decision from the PUCN by June 1, 2004 to coincide with a decision and implementation of the general rate filing.

     A Sierra Pacific Nevada residential customer using 715 kilowatt hours of electricity per month currently pays $74.34.

     Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno- Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership and several unregulated energy services companies.

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